Exhibit 99.1

Press Release
August 21, 2013	Contact Information:
For Immediate Release	Mark Peterson Senior Vice President and Chief Financial Officer 414.643.3739

Rexnord Corporation Completes Refinancing

Improved Free Cash Flow and $0.25 to $0.30 Annual EPS Accretion

MILWAUKEE, WI – August 21, 2013 NYSE:RXN

Rexnord Corporation (“Rexnord”) announced today that its wholly-owned subsidiaries, RBS Global, Inc. and Rexnord LLC (together, the “Borrowers”), entered into an amendment to their senior secured credit facilities providing for a new 7-year term loan (the “Refinancing Term Loan”) in an aggregate amount of approximately $1.95 billion, in addition to their existing $265 million revolving credit facility. The Refinancing Term Loan matures on August 21, 2020, and is subject to a leveraged-based pricing grid, with initial pricing of LIBOR (subject to a 1.00% floor) plus 3.00%. The proceeds of the Refinancing Term Loan were used to purchase, redeem or discharge all of the Borrowers’ outstanding 8 1/2% Senior Notes due 2018 (the “Notes”), refinance the Borrowers’ previously existing senior secured term loan and pay related fees and expenses.

At prevailing interest rates and subject to a 1.00% LIBOR floor in the Refinancing Term Loan, Rexnord expects the refinancing will reduce annual pre-tax interest expense by approximately $41 million to $48 million depending on the timing and amount of any interest rate hedging strategies management may pursue. Although the Borrowers will not incur prepayment penalties as a result of the refinancing of the senior secured credit facilities, they will incur a pre-tax charge of approximately $130 million to $135 million during the second quarter of fiscal 2014 due to the prepayment premiums related to the Notes and non-cash write-off of debt issuance costs associated with the refinancing.

Todd A. Adams, President and Chief Executive Officer, commented, “We are pleased to have successfully completed our refinancing. The benefits of the transaction include a significant improvement in our free cash flow and $0.25 to $0.30 of annualized earnings per share accretion, as well as extending our debt maturity profile to 2020. We will update our fiscal 2014 outlook, inclusive of this transaction, when we announce our second quarter earnings.”

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about Rexnord can be found at www.rexnord.com.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as estimates based on information that is not yet fully available. All forward-looking statements included in this release are based upon information available to Rexnord as of the date of the release, and Rexnord assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in Rexnord’s Form 10-K for the fiscal year ended March 31, 2013 as well as Rexnord’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.